Exhibit 5.1


              Opinion and Consent Marshall Hill Cassas & de Lipkau.


TCSI Corporation
1080 Marina Village Parkway
Alameda, California 94501

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of TCSI Corporation, a Nevada corporation (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,3,000,000 shares of its common stock, $.10 par value ("Shares") issuable to certain employees, officers and directors to the Company under the Company's 2001 Stock Incentive Plan (the "Plan").

     In connection with the opinions rendered in this letter, we have examined the following documents:

     a. Copies of the Articles of Incorporation, amendments thereto and other documents of the Company on file in the Nevada Secretary of State's Office, as follows:

          (i) Articles of Incorporation for Teknekron Communications Systems, Inc. filed September 29, 1987;

          (ii) Certificate of Amendment to Articles of Incorporation filed January 8, 1988;

          (iii) Certificate of Amendment of Articles of Incorporation filed May 13, 1991;

          (iv)   Restated Articles of Incorporation filed May 20, 1991;

          (v) Certificate of Amendment to Articles of Incorporation and changing name to TCSI Corporation filed January 19, 1995;

          (vi) Certificate of Amendment to Articles of Incorporation filed May 21, 1996;

          (vii) Certificate of Amendment to Articles of Incorporation pursuant to NRS 78.207 filed May 21, 1996;

          (viii) Certificate of Amendment to Articles of Incorporation filed June 4, 1996; and

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          (ix)   Certificate of Designation filed February 26, 1999.

     b. Certificate of Existence for the Company issued by the Nevada Secretary of State on November 15, 2001;

     c.   Copy of the Registration Statement;

     d.   Copy of the Company's Bylaws, as amended;

     e. Copy of the Minutes of a Meeting of the Board of Directors of the Company dated May 10, 2001 adopting the Plan;

     f. Copy of Resolutions of the Board of Directors of the Company dated December 14, 2001, affirming the adoption of the Plan; and

     g. Certificate of Kenneth Elmer, Secretary and Chief Financial Officer of the Company, a copy of which is attached hereto (without exhibits).

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have relied upon the statements contained in the Certificate of Kenneth Elmer described above and the facts stated in the documents listed above and described in Mr. Elmer's certificate. We have also assumed that the Shares will be sold in accordance with the terms and conditions set forth in the Plan, as established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions.

     Attorneys involved in the preparation of this opinion are admitted to practice in the State of Nevada and we do not express any opinion as to the laws of any other jurisdiction, including the United States, or to the rules and regulations applicable to corporations with stock listed in NASDAQ or any national securities exchange.

     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment pursuant to the terms of the Plan and all agreements required by the Plan to be entered into between the Company and the recipients of the stock options granted pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement referred to above.


                                        Sincerely,

                                        MARSHALL HILL CASSAS & de LIPKAU


                                        By   /s/ John P. Fowler
                                             ----------------------------------
                                             John P. Fowler